Exhibit 5.1

September 2, 2011

SunOpta Inc.
2838 Bovaird Drive
Brampton, Ontario
L7A 0H2

Dear Sirs:

Re: SunOpta Inc. - Form S-8 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) relating to the issuance and sale by the Company of an additional 2,500,000 common shares without nominal or par value of the Company (the “Common Shares”) upon exercise of options granted under the Company’s 2002 Stock Option Plan as Amended and Restated May 2011 (the “Plan”), adopted by the shareholders of the Company on May 19, 2011.

We have made such examination of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances. For purposes of certain factual matters relevant to the opinion below, we have relied on a certificate of the Vice-President, Corporate Development and Corporate Secretary of the Company of even date herewith.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof, and we disclaim any obligation or duty to update the opinions expressed below in the event of any change in such laws or any other circumstances after the date hereof.

On the basis of the foregoing we advise you that, in our opinion, subject to the due issuance of the options pursuant to and in accordance with the Plan, the Common Shares issuable upon the due exercise of such options under the Plan when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. In rendering the opinion above that the Common Shares will be “fully paid and non-assessable”, such opinion indicates that (i) the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Common Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Company. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

“Wildeboer Dellelce LLP”